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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement
of GulfMark Offshore, Inc. on Form S-4 (File No. 333-      ) of our reports
dated April 23, 1998 on the consolidated financial statements of Brovig Supply ASA and subsidiaries as of and for the six months ended December 31, 1997 and on the combined statements of operating revenues less operating expenses of Brovig Supply ASA and subsidiaries for the twelve month period ended December 31, 1996 and for the six month period ended June 30, 1997, which reports are included in the amended Form 8-K of GulfMark Offshore, Inc., dated April 24, 1998. We also consent to the reference to our firm under the caption "Experts".

PricewaterhouseCoopers DA

Oslo, Norway
July 14, 1998